Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We hereby consent to the incorporation by reference in this Registration Statement of Applied DNA Sciences, Inc. (the “Company”) on Form S-1, pursuant to Rule 462(b) under Securities Act of 1933, as amended, of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated December 9, 2021, with respect to our audits of the consolidated financial statements of Applied DNA Sciences, Inc. as of September 30, 2021 and 2020 and for each of the two years in the period ended September 30, 2021, which is incorporated by reference in Applied DNA Sciences, Inc.’s Form S-1 (Registration No. 333-266223) initially filed on July 19, 2022, as amended.

/s/ Marcum LLP

Melville, NY

August 4, 2022